EXHIBIT 99.1

Heritage Oaks Bancorp Amends Securities Purchase Agreement and Related Escrow Agreement

PASO ROBLES, Calif., May 19, 2010 (GLOBE NEWSWIRE) -- Heritage Oaks Bancorp (the "Company"), (Nasdaq:HEOP), the holding company of Heritage Oaks Bank (the "Bank"), announced today that it amended the Securities Purchase Agreement that it entered into with Patriot Financial Partners, L.P. and Patriot Financial Partners Parallel, L.P. (collectively, "Patriot") as well as the related Escrow Agreement that it entered into with Patriot and Wells Fargo Bank, National Association (the Securities Purchase Agreement and the Escrow Agreement are collectively referred to as the "Agreements") to extend the outside closing date under the Agreements from May 15, 2010 to June 15, 2010. The purpose of the extension of the closing date and the period during which the Escrow Agreement is operative is to allow for the continued processing of the regulatory applications submitted by Patriot in connection with the consummation of the remainder of the transactions contemplated by the Agreements.

About the Company

Heritage Oaks Bancorp is the holding company for Heritage Oaks Bank which operates as Heritage Oaks Bank and Business First, a division of Heritage Oaks Bank. Heritage Oaks Bank has its headquarters plus one branch office in Paso Robles, two branch offices in San Luis Obispo, single branch offices in Cambria, Arroyo Grande, Atascadero, Templeton, San Miguel and Morro Bay and three branch offices in Santa Maria. Heritage Oaks Bank conducts commercial banking business in San Luis Obispo County and Northern Santa Barbara County. The Business First division has two branch offices in Santa Barbara. Visit Heritage Oaks Bancorp on the Web at www.heritageoaksbancorp.com.

The Heritage Oaks Bancorp logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7045

Statements concerning future performance, developments or events, expectations for growth, income forecasts, sales activity for collateral, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to the ongoing financial crisis in the United States and the markets in which the Company operates, and the response of the federal and state governments and our banking regulators thereto, continued growth, the Bank's beliefs as to the adequacy of its existing and anticipated allowance for loan losses, beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of the Bank's operations, interest rates and financial policies of the United States government, continued weakness in the real estate markets within which we operate and general economic conditions. Additional information on these and other factors that could affect financial results are included in Heritage Oaks Bancorp's Securities and Exchange Commission filings. If any of these risks or uncertainties materialize or if any of the assumptions underlying such forward-looking statements proves to be incorrect, Heritage Oaks Bancorp's results could differ materially from those expressed in, implied or projected by such forward-looking statements. Heritage Oaks Bancorp assumes no obligation to update such forward-looking statements.

CONTACT:  Heritage Oaks Bancorp
          Lawrence P. Ward, CEO
          (805) 369-5200